                                                                      Exhibit 99

                                 PRESS RELEASE


                 DURAMED PHARMACEUTICALS COMPLETES FIRST STAGE
                         OF PRIVATE PLACEMENT OFFERING


CINCINNATI -- E. Thomas Arington, Chairman and CEO of Duramed Pharmaceuticals, Inc., today announced the Company reached agreement and closed on the issuance of $10 million of Series C Convertible Preferred Stock. This represents the first stage of a planned $25 million private placement offering. Commitments for the second stage are being finalized and closing is anticipated within 90 days, subject to approval by the Company's stockholders and effectiveness of a registration statement.

         "The proceeds from this offering will go toward pre-launch expenses related to conjugated estrogens, new product development and capital expenditures required by our business plan," Arington said.

         The Series C Preferred Shares are convertible at the option of the holders at 15% below the average closing price of the common shares of the Company over the 10-day trading period ending two days prior to the date of conversion (the "conversion price") as follows: Up to half of the preferred shares will be convertible on or after 90 days from the closing date (assumed for both stages to be November 14, 1995). The remaining half of the preferred shares will be convertible on or after 120 days from the closing date.

         The conversion price of the preferred shares may not be less than $7.50 per share, nor more than $20.00 per share. The preferred shares will pay a dividend of 8% annually, payable quarterly in arrears, on all unconverted preferred shares. Any preferred shares remaining outstanding on November 14, 1997 will automatically be converted into common shares on such date.

         Duramed Pharmaceuticals manufactures and markets a line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Headquartered in Cincinnati, Duramed is traded on the NASDAQ exchange under the symbol DRMD.





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